CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Three Month LIBOR Floating Rate Senior Notes Due 2009	$1,250,000,000	$38,375
Federal Funds (Open) Floating Rate Senior Notes Due 2009	$750,000,000	$23,025
One Month LIBOR Floating Rate Senior Notes Due 2010	$750,000,000	$23,025
Three Month LIBOR Floating Rate Senior Notes Due 2010	$1,000,000,000	$30,700

PROSPECTUS Dated January 25, 2006	Pricing Supplement No. 280 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-131266
Dated January 25, 2006	Dated May 2, 2007
Rule 424(b)(2)

GLOBAL MEDIUM-TERM NOTES, SERIES F
Three Month LIBOR Floating Rate Senior Notes Due 2009
Federal Funds (Open) Floating Rate Senior Notes Due 2009
One Month LIBOR Floating Rate Senior Notes Due 2010
Three Month LIBOR Floating Rate Senior Notes Due 2010

We, Morgan Stanley, are offering the notes described below on a global basis.  We may not redeem the Global Medium-Term Notes, Series F, Three Month LIBOR Floating Rate Senior Notes Due 2009 (the “three month LIBOR floating rate notes due 2009”), the Global Medium-Term Notes, Series F, Federal Funds (Open) Floating Rate Senior Notes Due 2009 (the “federal funds (open) floating rate notes due 2009”), the Global Medium-Term Notes, Series F, One Month LIBOR Floating Rate Senior Notes Due 2010 (the “one month LIBOR floating rate notes due 2010”) or the Global Medium-Term Notes, Series F, Three Month LIBOR Floating Rate Senior Notes Due 2010 (the “three month LIBOR floating rate notes due 2010” and, together with the three month LIBOR floating rate notes due 2009, the federal funds (open) floating rate notes due 2009 and the one month LIBOR floating rate notes due 2010, the “notes”) prior to the maturities thereof.

We will issue the notes only in registered form, which form is further described under “Description of Notes—Forms of Notes” in the accompanying prospectus supplement.

We describe the basic features of the notes in the section of the accompanying prospectus supplement called “Description of Notes” and the section of the accompanying prospectus called “Description of Debt Securities—Floating Rate Debt Securities,” subject to and as modified by the provisions described below.

On October 1, 2006, The Bank of New York succeeded JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank) as the trustee under the Senior Debt Indenture under which the notes are issued.

Three Month LIBOR Floating Rate Notes Due 2009		Federal Funds (Open) Floating Rate Notes Due 2009
Principal Amount:	$1,250,000,000	Principal Amount:	$750,000,000
Maturity Date:	May 7, 2009	Maturity Date:	May 7, 2009
Settlement Date		Settlement Date
(Original Issue Date):	May 7, 2007	(Original Issue Date):	May 7, 2007
Interest Accrual Date:	May 7, 2007	Interest Accrual Date:	May 7, 2007
Issue Price:	100%	Issue Price:	100%
Specified Currency:	U.S. dollars	Specified Currency:	U.S. dollars
Redemption Percentage		Redemption Percentage
at Maturity:	100%	at Maturity:	100%
Base Rate:	LIBOR Reuters	Base Rate:	Federal Funds (Open) Rate
Spread (Plus or Minus):	Plus 0.05%	Spread (Plus or Minus):	Plus 0.15%
Index Maturity:	Three months	Index Maturity:	N/A
Index Currency:	U.S. dollars	Index Currency:	N/A

(continued on the next page)		(continued on the next page)

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus, as applicable.

MORGAN STANLEY

ABN AMRO INCORPORATED	BARCLAYS CAPITAL	CALYON SECURITIES (USA)
DEUTSCHE BANK	HVB	MIZUHO SECURITIES USA INC.
RAMIREZ & CO., INC.	RBC CAPITAL MARKETS	SANTANDER INVESTMENT
SCOTIA CAPITAL	UTENDAHL CAPITAL PARTNERS, L.P.	WACHOVIA SECURITIES
WELLS FARGO SECURITIES

Three Month LIBOR Floating Rate Notes Due 2009 (continued)		Federal Funds (Open) Floating Rate Notes Due 2009 (continued)
Initial Interest Rate:	The Base Rate plus 0.05%; to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date	Initial Interest Rate:	The Base Rate plus 0.15%; to be determined by the Calculation Agent on the business day prior to the Original Issue Date
Interest Payment Dates:	Each February 7, May 7, August 7 and November 7, commencing August 7, 2007	Interest Payment Dates:	Each February 7, May 7, August 7 and November 7, commencing August 7, 2007
Interest Payment Period:	Quarterly	Interest Payment Period:	Quarterly
Interest Reset Dates:	Each Interest Payment Date	Interest Reset Dates:	Each business day
Interest Reset Period:	Quarterly	Interest Reset Period:	Daily
Interest Determination		Interest Determination
Dates:	The second London banking day prior to each Interest Reset Date	Dates:	The business day prior to each Interest Reset Date
Reporting Service:	Reuters (Page LIBOR01)	Reporting Service:	Reuters as the successor service to Moneyline Telerate, with Reuters page 5 as the successor to Telerate page 5
Business Days:	New York	Business Days:	New York
Calculation Agent:	The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))	Calculation Agent:	The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$100,000 and integral multiples of $1,000 in excess thereof	Minimum Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61747YBJ3	CUSIP:	61747YBK0
ISIN:	US61747YBJ38	ISIN:	US61747YBK01
Other Provisions:	None	Other Provisions:	None

One Month LIBOR Floating Rate Notes Due 2010		Three Month LIBOR Floating Rate Notes Due 2010
Principal Amount:	$750,000,000	Principal Amount:	$1,000,000,000
Maturity Date:	May 7, 2010	Maturity Date:	May 7, 2010
Settlement Date		Settlement Date
(Original Issue Date):	May 7, 2007	(Original Issue Date):	May 7, 2007
Interest Accrual Date:	May 7, 2007	Interest Accrual Date:	May 7, 2007
Issue Price:	100%	Issue Price:	100%
Specified Currency:	U.S. dollars	Specified Currency:	U.S. dollars
Redemption Percentage		Redemption Percentage
at Maturity:	100%	at Maturity:	100%
Base Rate:	LIBOR Reuters	Base Rate:	LIBOR Reuters
Spread (Plus or Minus):	Plus 0.11%	Spread (Plus or Minus):	Plus 0.10%
Index Maturity:	One Month	Index Maturity:	Three months
Index Currency:	U.S. dollars	Index Currency:	U.S. dollars

(continued on the next page)		(continued on the next page)

One Month LIBOR Floating Rate Notes Due 2010 (continued)		Three Month LIBOR Floating Rate Notes Due 2010 (continued)
Initial Interest Rate:	The Base Rate plus 0.11%; to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date	Initial Interest Rate:	The Base Rate plus 0.10%; to be determined by the Calculation Agent on the second London banking day prior to the Original Issue Date
Interest Payment Dates:	The 7th of each month, commencing June 7, 2007	Interest Payment Dates:	Each February 7, May 7, August 7 and November 7, commencing August 7, 2007
Interest Payment Period:	Monthly	Interest Payment Period:	Quarterly
Interest Reset Dates:	Each Interest Payment Date	Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Monthly	Interest Reset Period:	Quarterly
Interest Determination		Interest Determination
Dates:	The second London banking day prior to each Interest Reset Date	Dates:	The second London banking day prior to each Interest Reset Date
Reporting Service:	Reuters (Page LIBOR01)	Reporting Service:	Reuters (Page LIBOR01)
Business Days:	New York	Business Days:	New York
Calculation Agent:	The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))	Calculation Agent:	The Bank of New York (as successor to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank))
Minimum Denominations:	$100,000 and integral multiples of $1,000 in excess thereof	Minimum Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
CUSIP:	61747YBL8	CUSIP:	61747YBM6
ISIN:	US61747YBL83	ISIN:	US61747YBM66
Other Provisions:	None	Other Provisions:	None

Supplemental Information Concerning Plan of Distribution

On May 2, 2007, we agreed to sell to the managers listed below, and they severally agreed to purchase,  the principal amounts of notes set forth opposite their respective names below at a net price of 99.85% for the three month LIBOR floating rate notes due 2009 and the federal funds (open) floating rate notes due 2009, and at a net price of 99.80% for the one month LIBOR floating rate notes due 2010 and the three month LIBOR floating rate notes due 2010, each of which we refer to as the “purchase price” for those series of notes.  The purchase price for the three month LIBOR floating rate notes due 2009 and the federal funds (open) floating rate notes due 2009 in each case equals the stated issue price of 99.85% less a combined management and underwriting commission of 0.15% and the purchase price for the one month LIBOR floating rate notes due 2010 and the three month LIBOR floating rate notes due 2010 in each case equals the stated issue price of 99.80% less a combined management and underwriting commission of 0.20%.

Name	Principal Amount of Three Month LIBOR Floating Rate Notes Due 2009	Principal Amount of Federal Funds (Open) Floating Rate Notes Due 2009
Morgan Stanley & Co. Incorporated	$1,087,500,000	$652,500,000
ABN AMRO Incorporated	12,500,000	7,500,000
Barclays Capital Inc.	12,500,000	7,500,000
Calyon Securities (USA) Inc.	12,500,000	7,500,000
Deutsche Bank Securities Inc.	12,500,000	7,500,000
HVB Capital Markets, Inc.	12,500,000	7,500,000
Mizuho Securities USA Inc.	12,500,000	7,500,000
Samuel A. Ramirez & Company, Inc.	12,500,000	7,500,000
RBC Capital Markets Corporation	12,500,000	7,500,000
Santander Investment Securities Inc.	12,500,000	7,500,000
Scotia Capital (USA) Inc.	12,500,000	7,500,000
Utendahl Capital Partners, L.P.	12,500,000	7,500,000
Wachovia Capital Markets, LLC	12,500,000	7,500,000
Wells Fargo Securities, LLC	12,500,000	7,500,000

Total	$1,250,000,000	$750,000,000

Name	Principal Amount of One Month LIBOR Floating Rate Notes Due 2010	Principal Amount of Three Month LIBOR Floating Rate Notes Due 2010
Morgan Stanley & Co. Incorporated	$652,500,000	$870,000,000
ABN AMRO Incorporated	7,500,000	10,000,000
Barclays Capital Inc.	7,500,000	10,000,000
Calyon Securities (USA) Inc.	7,500,000	10,000,000
Deutsche Bank Securities Inc.	7,500,000	10,000,000
HVB Capital Markets, Inc.	7,500,000	10,000,000
Mizuho Securities USA Inc.	7,500,000	10,000,000
Samuel A. Ramirez & Company, Inc.	7,500,000	10,000,000
RBC Capital Markets Corporation	7,500,000	10,000,000
Santander Investment Securities Inc.	7,500,000	10,000,000
Scotia Capital (USA) Inc.	7,500,000	10,000,000
Utendahl Capital Partners, L.P.	7,500,000	10,000,000
Wachovia Capital Markets, LLC	7,500,000	10,000,000
Wells Fargo Securities, LLC	7,500,000	10,000,000

Total	$750,000,000	$1,000,000,000

With respect to notes to be offered or sold in the United Kingdom, each manager agrees (1) that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by such manager in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us, and (2) that it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by such manager in relation to the notes in, from or otherwise involving the United Kingdom.

Each manager agrees that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan including any corporation or other entity organized under the laws of Japan) or to others for the re-offering or re-sale, directly or indirectly, in Japan or to a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and other relevant laws and regulations of Japan.

Furthermore, each manager agrees that it will not purchase, deliver, offer or sell the notes or possess or distribute offering material in relation to the notes in any jurisdiction if such purchase, delivery, offer or sale or the possession or distribution of such offering material would not be in compliance with any applicable law or regulation or if any consent, approval or permission is needed for such purchase, delivery, offer or sale or the possession or distribution by such manager or for or on behalf of us unless such consent, approval or permission has been previously obtained.

United States Federal Income Taxation

The notes will be treated as variable rate debt instruments for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders— Notes— Floating Rate Notes.”

If you are a non-U.S. investor, please refer to the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.” Non-U.S. investors should also note that the discussion in the accompanying prospectus supplement does not address the tax consequences to non-U.S. investors for whom income or gain in respect of the notes is effectively connected with a trade or business in the United States. Such non-U.S. investors should consult their own tax advisors regarding the potential tax consequences of an investment in the notes.

You are urged to consult your own tax advisors regarding all aspects of the U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.